Exhibit 99.1

NEWS RELEASE

FARALLON CAPITAL MANAGEMENT ACQUIRES CATELLUS NON-CORE ASSETS

Catellus to Act as Development Manager

SAN FRANCISCO (November 23, 2004) - Catellus Development Corporation (NYSE: CDX) announced today that an affiliate of San Francisco-based Farallon Capital Management, L.L.C. (“Farallon”) has acquired a significant portion of Catellus’ remaining urban and residential development assets. The $343 million purchase price consists of $69 million in cash and approximately $274 million in debt financed by Catellus subsidiaries that is secured by the assets sold. Catellus expects to generate approximately $36 million of additional revenue from the debt financing. Farallon has engaged a Catellus subsidiary to act as Development Manager for the assets. According to the terms of the Development Agreement, Catellus has the potential to earn approximately $78 million in development and incentive fees. In total, the projected revenues from the transaction — including interest, and development and incentive fees — could exceed $450 million.

Non-Core Assets Included in the Sale

•	All of the remaining undeveloped land, infrastructure obligations, and outstanding infrastructure reimbursements receivables at Mission Bay, including parcels under contract for sale that have not yet closed, but excluding the 9.65-acre land parcel that Catellus recently announced it is negotiating to ground lease to University of California, and excluding all previously developed parcels (Avalon Bay I and II land leases, Mission Place land lease, GAP office building, and Glassworks commercial space);

•	The last remaining undeveloped parcel and infrastructure obligations at Santa Fe Depot in San Diego;

•	West Bluffs, a 114-unit single-family home development in the Westchester-Playa del Rey area of Los Angeles; and

•	All of Catellus’ interest in the residential project at Bayport, a 485-unit single-family home development in Alameda, including its joint venture interest and rights under the development agreement. The commercial development component in Alameda, on a site adjacent to Bayport, is not included in the sale.

Farallon’s purchase includes certain land parcels subject to existing third party purchase and sale agreements totaling over $200 million. Catellus expects Farallon to close these transactions according to the terms of the existing purchase and sale agreements.

“When we announced our decision to convert to a REIT in March 2003, we stated our intent to monetize our historic urban and residential assets and reinvest the capital into our core business,” said Nelson C. Rising, chairman and CEO of Catellus. “With the completion of this transaction, we have accelerated significantly the progress we’ve been making toward reaching that goal. The transaction substantially reduces our risk exposure to these assets, achieves values in excess of book value, provides a near-term use of capital through our role as lender, and allows for potentially significant financial remuneration through our role as a fee developer. We think Farallon is the ideal party to be acquiring these assets; they bring experience, creativity, and flexible capital, allowing the development projects to proceed as originally planned and us to meet our stated goal.”

As a condition of this transaction, Catellus is subject to limited and defined ongoing financial obligations for the assets sold. Catellus reserved for these financial obligations as part of the closing. In general, Catellus will continue to provide warranties for all prior development improvements, and Farallon will take responsibility for all future development obligations. It is anticipated that Farallon will contribute an additional $60 million of equity capital to the projects over the first six months for infrastructure costs and other obligations. As a result of this transaction, Catellus projects a gain for tax purposes of approximately $50 million.

Rocky Fried, managing member of Farallon Capital Management, L.L.C. states, “Farallon has been engaged in residential, commercial, and leisure property transactions since 1994. Our years of experience and flexible capital give us the unique ability to do large-scale transactions in relatively short periods of time. We are pleased to be working with Catellus in this transaction and to help them reach their goal.”

Debt Financing Terms

The debt financing has a six-year term, includes annual amortization requirements, and has release price mechanisms requiring the loan be paid down as Farallon sells the assets. The assets involved in the transaction secure the debt financing. Catellus expects the debt financing to be fully repaid in less than three years. The interest rate accrues quarterly, at annual rates starting at 12 percent and declining to 10 percent over time, but requires mandatory interest payments of 6 percent per annum. The financing also includes upfront fees and prepayment penalties, and is expected to generate approximately $36 million in revenues over its life.

As part of preexisting purchase and sale agreements with third parties for approximately $200 million of potential sales (mentioned above), Catellus remains committed to providing debt financing to certain buyers at loan to value ratios of 60 percent to 80 percent, with terms ranging from one to two years, following the execution of those sales transactions by Farallon.

Development Agreement Terms

Catellus will act as Development Manager for Farallon under a Development Agreement. Under the agreement, Catellus is entitled to approximately $37 million in base development management fees over a ten-year period, with timing based on revenues generated and expenses incurred. Also, under the agreement, Catellus has the potential to earn incentive fees of up to $28 million, based on the amount and timing of certain land sales at Mission Bay and West Bluffs, and a promoted interest of approximately $13 million in the event Farallon achieves returns in excess of 18 percent.

Impact on FFO

Catellus expects that the transaction will result in a slight increase in Core Segment FFO for 2004 due to development agreement fees and interest income from the debt financing, offset by less capitalized interest and general and administrative costs. The impact on Core Segment FFO for 2005 is not certain, at this time, due to the timing of principal payments and the effects of less capitalized interest and expenses.

Projected uses for the initial cash proceeds from the sale include taxes, a special dividend, and general business purposes. As a result of the sale and other taxable REIT subsidiary activities, Catellus anticipates declaring a special dividend in December 2004 of approximately $0.30-$0.45 per share that would be paid in January 2005. The actual amount is subject to Catellus Board of Directors approval, the financial condition and earnings of the company, and other factors, many of which are beyond the company’s control.

Non-Core Assets Remaining After the Sale

•	A 9.65-acre site entitled for approximately one million square feet of commercial development at Mission Bay that Catellus recently announced it is negotiating to ground lease to University of California. Upon commencement of the ground lease, the rent on the 99-year lease would be included in Catellus’ rental portfolio. Final lease terms will be announced upon execution of the lease;

•	The remaining development land at Los Angeles Union Station;

•	Oceanside, a five-block land site in Oceanside, California, which is under contract to sell for an estimated $14 million;

•	Parkway, a residential community development in Sacramento, California, which will be substantially complete by the end of the second quarter of 2005. Parkway has approximately $11 million of cash flow remaining;

•	Serrano, a residential community development in Sacramento, California, which Catellus is currently negotiating to sell;

•	Mission Place at Mission Bay. As previously announced, Catellus and a joint venture partner entered into a contract to sell the leasehold interest in Mission Place from which Catellus expects to receive approximately $25 million. Catellus will continue to own fee interest in the land and include ground rent on the ground lease in its rental portfolio;

•	Cash flow from tax increment bonds and profit participation at Victoria-by-the-Bay, a completed residential development in Hercules, California, that is expected to total $3.5 million annually by 2008, at full build-out, and grow annually through 2044, as property assessments increase;

•	The two commercial components at Glassworks: Catellus has placed one component under contract to sell to one party and is negotiating the sale of the second component to another party for a total of approximately $8.6 million; and

•	The Prop 10 building, an office building currently under construction at Los Angeles Union Station with a total projected cost of approximately $10 million, $7.1 million of which has been spent as “Urban, Residential, and Other Segment, Work-in-Progress”, as of September 30, 2004.

About Catellus Development Corporation

Catellus Development Corporation is a publicly traded real estate development company that began operating as a real estate investment trust effective January 1, 2004. The company owns and operates approximately 40.7 million square feet of predominantly industrial property in many of the country’s major distribution centers and transportation corridors. Catellus’ principal objective is sustainable, long-term growth in earnings, which it seeks to achieve by applying its strategic resources: a lower-risk/higher-return rental portfolio, a focus on expanding that portfolio through development, and the deployment of its proven land development skills to select opportunities where it can generate profits to recycle back into its core business. More information on the company is available at www.catellus.com.

About Farallon®

Farallon Capital Management, L.L.C.® was founded in March 1986 by Thomas F. Steyer. Farallon® is based in San Francisco, California, and is a registered investment adviser with the U.S. Securities and Exchange Commission. The firm manages equity capital for institutions and high net worth individuals. More information regarding Farallon® may be found at www.faralloncapital.com.

Except for historical matters, the matters discussed in this release are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements about plans, opportunities, and development. We caution you not to place undue reliance on these forward-looking statements, which reflect our current beliefs and are based on information currently available to us. We do not undertake any obligation to publicly revise these forward-looking statements to reflect future events or changes in circumstances, except as may be required by law. These forward-looking statements are subject to risks and uncertainties that could cause our actual results, performance, or achievements to differ materially from those expressed in or implied by these statements. In particular, among the factors that could cause actual results to differ materially are: changes in the real estate market or in general economic conditions, including a worsening economic slowdown or recession; non-renewal of leases by tenants or renewal at lower than expected rates; difficulties in identifying properties to acquire and in effecting acquisitions on advantageous terms and the failure of acquisitions to perform as we expect; our failure to divest of properties on advantageous terms or to timely reinvest proceeds from any such divestitures; our failure to qualify and maintain our status as a real estate investment trust under the Internal Revenue Code; product and geographical concentration; industry competition; availability of financing and changes in interest rates and capital markets; changes in insurance markets; losses in excess of our insurance coverage; discretionary government decisions affecting the use of land, including the issuance of permits and acceptance of the design and construction of infrastructure improvements, and delays resulting therefrom; disputes related to and delays in the payment of bond reimbursements for infrastructure costs; changes in the management team; weather conditions and other natural occurrences that may affect construction or cause damage to assets; changes in income taxes or tax laws; environmental uncertainties, including liability for environmental remediation and changes in environmental laws and regulations; failure or inability of parties or third parties to fulfill their commitments or to perform their obligations under agreements; failure of parties to reach agreement on definitive terms or to close transactions; increases in the cost of land and construction materials and availability of properties for future development; limitations on, or challenges to, title to our properties; risks related to the financial strength of joint venture projects, co-owners, and owners for whom we provide development services; changes in policies and practices of organized labor groups; shortages or increased costs of electrical power; risks and uncertainties affecting property development and renovation (including construction delays and cost overruns); other risks inherent in the real estate business; and acts of war, other geopolitical events and terrorists activities that could adversely affect any of the above factors. For further information, including more detailed risk factors, you should refer to Catellus Development Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2003, and its report on Form 10-Q for the quarter ended September 30, 2004, filed with the Securities and Exchange Commission.

Contacts:

Margan Mitchell

VP Corporate Communication

Catellus Development Corporation

(415) 974-4616

Media Contact for Farallon®:

The Abernathy MacGregor Group

Steven Bruce / Kathleen Merrigan

(212) 371-5999

5